Exhibit 99.1

           National Beverage Corp. Presents Synoptic Review

    FT. LAUDERDALE, Fla.--(BUSINESS WIRE)--July 29, 2005--National Beverage Corp. (AMEX:FIZ) issued the following announcement.
    As the company is about to conclude the first quarter of FY 2006 (the beginning of our 20th year), the lessons of the past and current facts concerning the soft drink industry and our business are quite paradoxical. Therefore, we have decided to break from our traditional reporting format.
    These are the more commanding facts about the state of National Beverage Corp. and its business -

    -- Team National is the best at developing and producing the finest flavored soft drinks.

    -- National Beverage Corp. owns most of its manufacturing facilities and distributes through a multi-faceted hybrid system to its retail partners.

    -- On April 28, 2005, National Beverage Corp. received notice confirming that, as a class member in the HFCS litigation, a portion of our claim had been approved. On June 30, 2005, payment of $7.7 million was received. While a part of these funds represents a reimbursement for amounts paid in FY 2005, all of the $7.7 million and any other funds forthcoming will be recorded as a cost of sales reduction in FY 2006.

    -- As of this writing, cash balances are approximately $70 million with virtually 'zero' debt.

    -- National Beverage Corp.'s balance sheet has strengthened to nearly surpass the one-time dividend payout of $38.4 million on April 30, 2004.

    -- National Beverage Corp.'s revenues for FY 2005 were $495.6 million as compared to revenues of $512.1 million for the like period of FY 2004.

    --  National Beverage Corp.'s earnings for FY 2005 were $16.9 million or $.45 per share as compared to $18.7 million or $.51 per share for the prior year.

    -- National Beverage Corp.'s financial results were affected by extraordinary events, including reduced consumption of carbonated soft drinks due to the "sticker shock" effect of increased pricing resulting from industry efforts to offset rising costs of raw materials. In addition, changing lifestyles and tastes are affecting the soft drink market resulting in a general softness in carbonated soft drinks. First quarter is reflecting some reversing of the previous declines in FY 2004 - 2005.

    -- National Beverage Corp. has introduced two new soft drink alternatives and has strengthened its line of juice, juice drinks and flavored waters. Plans to further engage in soft-drink innovations are presently in trials and will go to market soon.

    -- Raw materials, with the exception of energy costs, are beginning to stabilize and non-carbonated, energy-related alternative drinks are surpassing expectations in the first quarter of FY 2006.

    -- Envisioning the refreshing times that our beverages help to create or celebrate . . . and knowing that the diligent energy expended on behalf of the business is to reward our investors ... is fun!

    -- We of Team National who manage our public company servicing the soft-drink industry during the past couple of years ... not fun!

    While a bit lengthy - these are the pertinent facts relative to the business and condition of our wonderful company - National Beverage Corp!
    National Beverage produces soft drinks, bottled waters, juices and juice products and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) and Rip It(R).
    Fun & Flavor . . . the National Beverage Way


                        National Beverage Corp.
            Consolidated Results for the Fiscal Year Ended
                    April 30, 2005 and May 1, 2004
               (in thousands, except per share amounts)


                                                  Fiscal Year Ended
                                                 -------------------
                                                 April 30,   May 1,
                                                    2005      2004
                                                 --------- ---------


Net Sales                                        $495,572  $512,061
                                                 ========= =========

Net Income                                        $16,886   $18,691
                                                 ========= =========

Net Income Per Share:
    Basic                                            $.45      $.51
                                                 ========= =========
    Diluted                                          $.44      $.49
                                                 ========= =========

Average Common Shares Outstanding:
    Basic                                          37,579    36,937
                                                 ========= =========
    Diluted                                        38,254    38,166
                                                 ========= =========

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items described in the Company's Securities and Exchange Commission filings and the Company undertakes no obligation to update the forward-looking statements.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922